Exhibit 99.1

CACHET FINANCIAL SOLUTIONS, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Cachet Financial Solutions, Inc.

Minneapolis, Minnesota

We have audited the accompanying consolidated balance sheets of Cachet Financial Solutions, Inc. and Subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of operations, shareholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2016. Cachet Financial Solutions, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cachet Financial Solutions, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Lurie, LLP
Minneapolis, MN

February 24, 2017, except for “The Offering” in Note 14, as to which the date is March 7, 2017, and “Going Concern” in Note 1, as to which date is March 31, 2017.

F-2

CACHET FINANCIAL SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

	As of
(In thousands, except share and per share data)	December 31, 2016	December 31, 2015

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7	$45
Accounts receivable, net	2,885	703
Deferred commissions	36	66
Prepaid expenses and deferred costs	313	286
TOTAL CURRENT ASSETS	3,241	1,100

PROPERTY AND EQUIPMENT, net	696	664
GOODWILL	204	204
INTANGIBLE ASSETS, net	76	632
DEFERRED COMMISSIONS	13	36
OTHER NON-CURRENT ASSETS	266	—
TOTAL ASSETS	$4,496	$2,636

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$2,205	$1,110
Checks issued in excess of deposits	199	—
Accrued expenses	241	126
Accrued interest	675	632
Deferred revenue	697	890
Warrant and conversion feature liability, current	2,870	—
Current maturities of capital lease obligations	379	321
Short-term debt and current portion of long-term debt	4,229	4,768
TOTAL CURRENT LIABILITIES	11,495	7,847

CAPITAL LEASE, net of current maturities	238	271
LONG TERM DEBT, net of current portion	316	192
WARRANT LIABILITY, net of current portion	7,352	2,800
DEFERRED REVENUE	306	460
ACCRUED RENT	121	120
TOTAL LIABILITIES	19,828	11,690

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ DEFICIT
Convertible preferred stock, $.0001 Par Value, 20,000,000 shares authorized, 43,530 and 44,030 shares issued and outstanding	—	—
Common shares, $.0001 Par Value, 500,000,000 shares authorized, 2,103,392 and 1,545,426 issued and outstanding	—	—
Additional paid-in capital	69,119	60,226
Accumulated deficit	(84,451)	(69,280)
TOTAL SHAREHOLDERS’ DEFICIT	(15,332)	(9,054)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$4,496	$2,636

See accompanying Notes to Consolidated Financial Statements.

F-3

CACHET FINANCIAL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
(In thousands, except share and per share data)	December 31, 2016	December 31, 2015

REVENUE	$7,975	$4,301

COST OF REVENUE	5,396	4,119
GROSS PROFIT	2,579	182

OPERATING EXPENSES
Sales and Marketing	4,049	3,440
Research and Development	1,901	2,643
General and Administrative	4,074	3,909
TOTAL OPERATING EXPENSES	10,024	9,992

OPERATING LOSS	(7,445)	(9,810)

INTEREST EXPENSE AND OTHER NON-CASH FINANCING CHARGES	11,548	2,446

SHARE PRICE CONVERSION ADJUSTMENT	—	3,705

MARK-TO-MARKET WARRANT AND DEBT (INCOME) EXPENSE	(5,244)	2,319

OTHER EXPENSE (INCOME)	1,418	(28)
NET LOSS	(15,167)	(18,252)

LESS: CUMULATIVE UNPAID PREFERRED STOCK DIVIDENDS	(480)	(260)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(15,647)	$(18,512)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and fully diluted	1,863,087	1,181,157

Net loss per common share - basic and diluted	$(8.40)	$(15.67)

See accompanying Notes to Consolidated Financial Statements.

F-4

CACHET FINANCIAL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

	Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Shareholders’
(In thousands, except share data)	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2014	2,229,702	$—	752,701	$—	$47,309	$(51,721)	$(4,412)
Issuance of convertible preferred stock and warrants, net of costs	1,896,510	—	—	—	5,220	—	5,220
Conversion of debt into preferred stock	222,411	—	—	—	752	—	752
Series A & B preferred stock conversion to common stock	(4,304,593)	—	221,597	—	—	—	—
Warrant exercises	—	—	126,605	—	1,252	—	1,252
Warrant price adjustment	—	—	—	—	33	—	33
Issuance of replacement warrants	—	—	—	—	568	—	568
Lincoln Park Capital Fund - commitment fee	—	—	18,519	—	—	—	—
Issuance of stock under Lincoln Park Capital Fund agreement, net of costs	—	—	33,930	—	190	—	190
Issuance of shares under Associate Stock Purchase Plan	—	—	7,378	—	66	—	66
Issuance of restricted common stock to Associates, net of forfeitures	—	—	3,733	—	—	—	—
Share price conversion adjustment	—	—	365,895	—	3,705	—	3,705
Conversion of warrant liability to Additional Paid-in Capital	—	—	—	—	931	—	931
Payment of preferred dividend paid with common stock	—	—	3,323	—	86	(86)	—
Issuance of warrants for capital lease arrangements	—	—	3,203	—	135	—	135
Issuance of common stock and warrants for professional services	—	—	25,556	—	315	—	315
Stock compensation expense, including issuance of performance stock awards to Associates	—	—		—	443	—	443
Director equity exchange agreement	—	—	(17,014)	—	(779)	779	—
Net loss	—	—	—	—	—	(18,252)	(18,252)
Balance, December 31, 2015	44,030	$—	1,545,426	$—	$60,226	$(69,280)	$(9,054)
Conversion of preferred stock to common stock	(500)	—	6,755	—	—	—	—
Preferred dividend paid with common stock	—	—	535	—	4	(4)	—
March 2016 equity offering, net of costs	—	—	189,733	—	1,332	—	1,332
Warrant exercises	—	—	256,337	—	1,605	—	1,605
Issuance of warrants and price adjustments	—	—	—	—	2,998	—	2,998
Conversion of warrant liability to additional paid-in capital	—	—	—	—	1,738	—	1,738
Issuance of common stock for professional services and fees	—	—	69,256	—	547	—	547
Share-based compensation	—	—	21,898	—	582	—	582
Issuance of common stock under Associate Stock Purchase Plan	—	—	13,452	—	87	—	87
Net loss	—	—	—	—	—	(15,167)	(15,167)
Balance, December 31, 2016	43,530	$—	2,103,392	$—	$69,119	$(84,451)	$(15,332)

See accompanying Notes to Consolidated Financial Statements.

F-5

CACHET FINANCIAL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
(In thousands)	December 31, 2016	December 31, 2015

OPERATING ACTIVITIES
Net loss	$(15,167)	$(18,252)

Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of discount/amortization of financing costs	1,482	210
Change in fair value of warrant liability	(5,244)	3,422
Depreciation, amortization and impairment of intangibles	896	1,127
Stock compensation	623	443
Warrants and common stock issued for professional and other services	547	315
Amortization of deferred commissions	69	116
Debt/warrant inducement and share price adjustment	8,774	4,314
	(8,020)	(8,305)
Changes in operating assets and liabilities:
Accounts receivable	(2,448)	(389)
Deferred commissions	(15)	(35)
Prepaid expenses and deferred costs	(28)	370
Accounts payable	1,294	444
Accrued expenses	74	20
Accrued interest	43	289
Deferred revenue	(346)	190
Net cash used in operating activities	(9,446)	(7,416)

INVESTING ACTIVITIES
Purchase of fixed assets	(44)	(135)
Net cash used in investing activities	(44)	(135)

FINANCING ACTIVITIES
Proceeds from issuance of notes and warrants	12,471	1,150
Repayment of notes	(5,314)	(198)
Issuance of shares of common stock, net of costs	1,419	256
Warrants exercised	1,605	1,252
Issuance of shares of convertible preferred stock, net of costs	—	5,220
Payment of debt issuance costs	(300)	—
Repayment of capital lease	(402)	(204)
Proceeds from bank borrowing	69	113
Repayment of bank borrowing	(96)	(105)
Net cash provided by financing activities	9,452	7,484

NET DECREASE IN CASH AND CASH EQUIVALENTS	(38)	(67)
CASH AND CASH EQUIVALENTS
Beginning of period	45	112
End of period	$7	$45

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$875	$219

NON-CASH INVESTING AND FINANCING TRANSACTIONS
Conversion of debt and interest to equity	—	752
Debt issuance costs in exchange for warrants	—	127
Notes issued for capital lease obligation assumed by a director	466	—
Prepaid additions financed through capital lease	53	253
Fixed asset additions financed through capital lease	327	636
Common stock issued for preferred stock dividends	4	86
Conversion of warrant liability to additional paid-in-capital	1,738	932

See accompanying Notes to Consolidated Financial Statements.

F-6

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Business and Operations Overview

Cachet Financial Solutions, Inc. (the “Company”) is a leading provider of software-as-a-service, or SaaS, financial technology, or fintech, solutions to the financial services industry. The Company provides traditional financial institutions and alternative financial service, or AFS, providers with innovative mobile and other solutions to enable them to offer a suite of leading-edge mobile financial services to their customers through the Internet, or cloud-based, access. As a SaaS provider, the Company develops, hosts and maintains software solutions that it licenses to its clients. The Company serves three primary markets in the United States: banks, credit unions and AFS providers, which includes providers of non-traditional banking services such as reloadable prepaid cards and check cashing services. In the future, the Company intends to expand outside of the United States, including Latin America and Europe, as opportunities present themselves.

The Company has been expanding its suite of available fintech solutions. One of the Company’s recent solutions, Select Mobile Money, is a prepaid mobile money platform that seamlessly links various mobile banking features with a prepaid debit card issued by financial institutions or AFS providers. This solution enables card users to conveniently manage their card accounts through an easy-to-use integrated mobile application, or app, with multiple features downloaded onto their smart phone or tablet and, by adding a suite of available mobile financial services linked to their card accounts, enhances the card’s usefulness and the cardholder’s mobile banking experience. For example, prepaid cardholders using the Company’s application may deposit paper checks and direct payroll deposits into their prepaid card account, access cash from their prepaid card account at any automated teller machine, or ATM, and check their prepaid card account balance and transaction history. The Company believes that its Select Mobile Money solutions are setting the industry standard for reloadable prepaid mobile money solutions.

The Company’s Select Mobile Money solutions comprise two distinct mobile banking technology solutions: first, a white label mobile money platform for larger financial institutions and AFS providers that already have a reloadable prepaid card program and wish to enhance it by integrating a feature rich app; and second, an end-to-end reloadable prepaid card program, called Select Mobile Money-Express, or SMM-X, offered to all banks, credit unions and AFS providers of all sizes that would like to deploy a complete reloadable prepaid card program, comprising a prepaid debit card, an integrated mobile app and program management.

The Company’s business has historically focused on offering a full suite of consumer and business remote deposit check capture, or RDC, products that enable financial institutions to provide their customers with the ability to conveniently deposit their checks remotely anytime, anywhere. While the Company continues to offer these solutions, the Company recently expanded its focus to include prepaid mobile money solutions. The Company’s latest innovations are a mobile remote payment capture solution, which the Company calls Select Mobile NowPay, which enables enterprises to accept check payments submitted via their customers’ mobile devices, and the Company’s mobile account opening solution, which the Company calls Select Mobile Account Opening, which streamlines the account opening process by utilizing photo imaging to capture customer data and auto-populate an account opening application form for checking, savings, credit card and other types of accounts.

The Company’s business operations are conducted through its wholly owned subsidiary, Cachet Financial Solutions Inc., a Minnesota corporation (the “Subsidiary”). The Company was incorporated in Delaware in February 2010. In February 2014, the Company acquired the business of the Subsidiary, and changed its corporate name to “Cachet Financial Solutions, Inc.”

Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s consolidated financial statements include the accounts of the Company and the Subsidiary. The Subsidiary is the only entity with operational activity, and therefore no intercompany transactions exist with the Company which would require elimination.

Capital Structure Change

On June 2, 2016, the board of directors of the Company (the “Board of Directors”) adopted resolutions approving and recommending to the Company’s shareholders to approve a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to effect a reverse split of outstanding shares of common stock of the Company, which was subsequently approved by the Company’s shareholders, and the ratio was set by the Board of Directors at 1:15 (the “July Reverse Stock Split”). The July Reverse Stock Split became effective on July 27, 2016. As a result of the July Reverse Stock Split, the Company’s historical financial statements have been revised to reflect share counts and per share data as if the July Reverse Stock Split had been in effect for all periods presented.

F-7

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Going Concern

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern. From inception to December 31, 2016, the Company has accumulated a deficit of $84.5 million, and, as of December 31, 2016, current liabilities exceeded current assets by $8.3 million. On March 15, the Company completed a public offering of 2,333,334 shares of its common stock for gross proceeds of $10.5 million. In addition, debt of $13.8 million was converted into 3,795,042 shares. The Company believes that it will have sufficient cash to continue operations through March 31, 2018.

Revenue Recognition

The Company generates revenue from the following sources:

●	up-front implementation fees;

●	professional service fees; and

●	recurring revenue, comprising of monthly hosting/maintenance fee, monthly user fees and transaction fees.

The Company commences revenue recognition for fees earned on its solutions and services when all of the following criteria are met:

●	there is persuasive evidence of an arrangement;

●	the service has been or is being provided to the client;

●	collection of the fees is reasonably assured; and

●	the amount of fees to be paid by the client is fixed or determinable.

Up-Front Implementation Fees

The up-front implementation fees are recognized over the term of the contract or expected life of the contract where no contractual term exists. Generally, client agreements are entered into for 12 to 36 months. A majority of the implementation service component of the arrangement with clients is performed within 120 days of entering into a contract with the customer.

Professional Services Fee

Fees from professional services may include fees charged for consulting, implementation services, client customization services, development of interfaces requested by the Company’s clients, assistance with software design and development and third-party application integration of the Company’s solutions with its client’s applications, dedicated client support services, advisory services to clients who choose to develop their own interfaces and applications, and additional marketing support services requested by the Company’s clients. Professional services are typically performed within three to six months of entering into an arrangement with the customer. Professional services are typically sold on a fixed-fee basis, but are also offered on a time-and-material basis. Revenue for time-and-material arrangements is recognized as the services are performed. Revenue for professional services is recognized under a percent of completion method matching the revenue with the costs of the computer programmer’s time. The Company uses internal milestones to estimate the costs and related percent of completion. Professional services are not considered essential to the functionality of the Company’s SaaS solutions. For the Company’s RDC solutions, the Company also includes in this category revenues from the sale of scanning and related equipment.

In determining whether professional services can be accounted for separately from other services, the Company considers the availability of the professional services from other vendors, the nature of professional services and whether the Company sells its solutions to new clients without professional services.

Recurring Revenue

Recurring revenue is billed on a monthly basis, and includes hosting/maintenance fees charged to the Company’s clients, user fees charged per customer, and transaction fees based on client’s customer transactions. Recurring revenue arises only after the client has implemented one of the Company’s solutions, whether RDC, Select Mobile Money, Select Mobile NowPay or Select Mobile Account Opening. Recurring revenue varies depending on the specific solution deployed, the fee arrangement negotiated with the client, the number of client customers that use the application (and, in the case of the Company’s prepaid mobile money application, the type of service used), and the volume of monthly user transactions.

F-8

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recurring revenue is recognized monthly based on the terms of the specific client agreement, commencing on the date the service is provisioned to the client, provided the four revenue recognition criteria have been satisfied. Hosting/maintenance fees and user fees are recognized on a monthly basis as earned under the terms of the client agreement provided the four revenue recognition criteria have been satisfied. Transaction volume fees are recognized as transactions are processed provided the four revenue recognition criteria have been satisfied.

Multiple Element Arrangement

The Company enters into multiple element arrangements in which a client may purchase a solution and professional services. For arrangements with multiple deliverables, the Company evaluates whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple element arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. If the deliverables have standalone value upon delivery, the Company accounts for each deliverable separately and revenue is recognized for the respective deliverables as they are delivered. If one or more of the deliverables does not have standalone value upon delivery, the deliverables that do not have standalone value are combined with the final deliverable within the arrangement and treated as a single unit of accounting.

The Company determines the selling price for each element based on the selling price hierarchy of: (i) vendor-specific objective evidence of fair value, or VSOE, (ii) third-party evidence, or TPE, and (iii) estimated selling price, or ESP. The Company is unable to establish VSOE for any of its services, as the Company has not historically priced its solutions or services with sufficient consistency. The Company is unable to establish TPE, as the Company does not have sufficient information regarding pricing of third-party solutions and professional services similar to its offerings. As a result, the Company has developed estimates of selling prices based on margins established by the Company’s senior management as the targets in its selling and pricing strategies after considering the nature of the services, the economic and competitive environment, and the nature and magnitude of the costs incurred. The amount of arrangement fee allocated to a single unit of accounting is limited by any contingent revenue, if applicable.

Deferred Revenue

Deferred revenue consists of billings and payments received in advance of revenue recognition from any of the solutions and services the Company offers as described above and is recognized as the revenue recognition criteria are met. The Company typically invoices its clients on a monthly basis and, in certain limited cases, on an annual basis. Accordingly, the deferred revenue balance does not represent the total contract value of the Company’s multi-year client agreements. Deferred revenue also includes certain deferred professional services fees, which are recognized in accordance with the Company’s revenue recognition policy. The portion of deferred revenue the Company expects to recognize during the succeeding 12-month period is recorded as current deferred revenue, and the remaining portion is recorded as non-current.

Cost of Revenue

Cost of revenue primarily consists of costs related to developing, implementing, hosting and supporting the Company’s cloud-based solutions and services, including the Company’s RDC solutions and prepaid mobile money solutions, providing client support, data communications expense, salaries and benefits and non-cash stock compensation expense of operations and support personnel, software development fees, software license fees, amortization expense associated with acquired developed technology assets, and property and equipment depreciation of fixed assets used in the generation of revenue. Cost of revenue also includes the cost of professional services the Company procures externally, including for the services the Company procures from its external programming consultants in Toronto, Canada. These external programming consultants are dedicated primarily to the Company’s prepaid mobile money solutions and other select development projects. The Company does not track or allocate cost of revenues to the different solutions or services the Company sells to specific revenue sources, except for the cost of professional services the Company incurs externally including for the services the Company procures from the external programming consultants in Toronto, Canada.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are maintained at more than one financial institution and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

F-9

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable

Accounts receivable represent amounts due from customers. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. The allowance for doubtful accounts was approximately $11,000 and $10,000 as of December 31, 2016 and 2015, respectively. Accounts receivable collectible within one year from the balance sheet date are recognized as current assets within the consolidated balance sheets while accounts receivable that are collectible after one year from the balance sheet date are recognized as other assets within the consolidated balance sheets. As of December 31, 2016, one customer represented approximately 42.8% of the Company’s total receivables, for which the Company has not recorded a reserve due to the Company’s historical experience with this customer. If amounts due from this customer become uncollectible in the future, the Company’s operations would be materially impacted.

Property and Equipment

Depreciation and amortization is computed using the straight-line method over the following estimated useful lives:

Computer and Data Center Equipment	3 years
Purchased and Acquired software	3 years
Leasehold Improvements	3-5 years, or lease term if less
Furniture and fixtures	7 years

Major additions and improvements are capitalized, while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. When assets are retired or otherwise disposed of, related costs and accumulated depreciation and amortization are removed and any gain or loss is reported.

Goodwill

Goodwill represents the excess purchase price over the appraised value of the portion of identifiable assets that were acquired from DeviceFidelity, completed in March 2014. Goodwill is not amortized but is reviewed at least annually for impairment, or between annual dates if circumstances change that would more likely than not cause impairment. The Company’s management performs its annual impairment test at the close of each fiscal year, and considers several factors in evaluating goodwill for impairment, including the Company’s current financial position and results of operations, general economic and industry conditions and legal and regulatory conditions. See Note 9 “Goodwill and Finite Lived Intangible Assets.”

Impairment of Long-lived Assets, Including License Agreements

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. See Note 9 “Goodwill and Finite Lived Intangible Assets.”

Deferred Financing Costs

Deferred financing costs are capitalized and amortized into interest expense over the lives of the related debt agreements. In the event debt is converted or paid prior to maturity, any unamortized issuance costs related to such debt are charged to expense at the time of conversion or payment prior to maturity.

In April 2015, the Financial Accounting Standards Board issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which changed the presentation of debt issuance costs in financial statements to present such costs as a direct deduction from the related debt liability rather than as an asset. This ASU became effective for public companies during interim and annual reporting periods beginning after December 15, 2015. The Company adopted this ASU in 2016 on a retrospective basis.

Advertising Costs

Advertising costs are expensed as incurred and are included in sales and marketing expense on the accompanying consolidated statements of operations. During the years ended December 31, 2016 and 2015, advertising costs totaled approximately $60,000 and $65,000, respectively.

Deferred Commissions

The Company capitalizes commission costs paid to internal sales associates that are incremental and directly related to the acquisition of client contracts. Commission costs are capitalized and amortized over the term of the related client contract.

F-10

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net Loss Per Common Share

Basic and diluted net loss per common share for all periods presented is computed by dividing the net loss attributable to common shareholders by the weighted-average number of common shares outstanding and common share equivalents outstanding, when dilutive. Potentially dilutive common share equivalents include common shares which would potentially be issued pursuant to stock warrants, stock options, convertible preferred stock and convertible note agreements. Common share equivalents are not included in determining the fully diluted loss per share if their effect is antidilutive.

The following table reflects the amounts used in determining loss per share:

	Year Ended
(In thousands, except share and per share data)	December 31, 2016	December 31, 2015

Net loss	$(15,167)	$(18,252)
Less: Cumulative unpaid preferred stock dividends	(480)	(260)
Net loss attributable to common shareholders	$(15,647)	$(18,512)
Weighted average common shares outstanding	1,863,087	1,181,157
Net loss per common share – basic and diluted	$(8.40)	$(15.67)

The following potential common shares were excluded from the calculation of diluted loss per share from continuing operations and diluted net loss per share attributable to common shareholders because their effect would have been anti-dilutive for the periods presented:

	As of
	December 31, 2016	December 31, 2015

Convertible Preferred Stock	687,636	629,955
Stock Options	225,231	166,634
Warrants	2,895,685	1,149,116
	3,808,552	1,945,705

Fair Value of Financial Instruments

The Company uses fair value measurements to record fair value adjustments for certain financial instruments and to determine fair value disclosures. Instruments issued with price protection features are recorded at fair value on a recurring basis. The Company considers the carrying value of cash and cash equivalents, accounts receivable and accounts payable to approximate fair value due to the short maturity of these instruments. With respect to the determination of fair values of financial instruments, there are the following three levels of inputs:

Level 1 Inputs – Quoted prices for identical instruments in active markets.

Level 2 Inputs – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs – Instruments with primarily unobservable value drivers.

The instruments that are carried at fair value are valued using level 3 inputs utilizing the Black-Scholes option pricing model or a Monte Carlo simulation, depending on the instrument. The conversion features that are carried at fair value are valued by a third-party valuation specialist. There were no transfers into or out of level 3 of the fair value hierarchy during the year ended December 31, 2016.

Use of Estimates

The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that may affect certain reported amounts and disclosures in the consolidated financial statements. Actual results could differ from those estimates. Significant estimates include the Company’s ability to continue as a going concern, the allowance for doubtful accounts, assumptions used to value stock options and warrants, conversion feature liabilities, conversion incentive and share purchase price adjustments.

Research and Development Costs

The Company considers those costs incurred in developing new processes and solutions to be research and development costs and they are expensed as incurred.

F-11

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. The Company recognizes deferred tax liabilities or assets for the expected future tax consequences of temporary differences between the book and tax basis of assets and liabilities. The Company regularly assesses the likelihood that its deferred tax assets will be recovered from future taxable income. The Company considers projected future taxable income and ongoing tax planning strategies in assessing the amount of the valuation allowance necessary to offset the Company’s deferred tax assets that will not be recoverable. The Company has recorded and continues to carry a full valuation allowance against its gross deferred tax assets that will not reverse against deferred tax liabilities within the scheduled reversal period. If the Company determines in the future that it is more likely than not that the Company will realize all or a portion of its deferred tax assets, the Company will adjust its valuation allowance in the period in which the Company makes that determination. The Company expects to provide a full valuation allowance on its future tax benefits until the Company can sustain a level of profitability that demonstrates its ability to realize these assets.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period’s presentation. These reclassifications did not have an impact on reported net loss for any of the periods presented.

Recent Accounting Pronouncements

On May 28, 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers.” The core principle of the ASU is for companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration, or payment, to which the company expects to be entitled in exchange for those goods or services. The ASU may also result in enhanced disclosures about revenue. For public entities, the ASU was to be effective for annual reporting periods beginning after December 15, 2016. On July 9, 2015, the FASB voted to allow a one year deferral of the effective date to annual reporting periods beginning after December 15, 2017. The deferral permits early adoption, but does not allow adoption any earlier than the original effective date of the standard. The Company has not yet selected a transition method and is currently evaluating the impact this standard will have on the Company’s consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities,” which requires that most equity instruments be measured at fair value, with subsequent changes in fair value recognized in net income. The pronouncement also impacts the financial liabilities under the fair value option and the presentation and disclosure requirements for financial instruments. The ASU does not apply to equity method investments or investments in consolidated subsidiaries. The revised guidance is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted and amendments to be applied as a cumulative-effect adjustment to the balance sheet in the year of adoption. The Company is currently evaluating the impact of the ASU on its consolidated financial statements and disclosures.

In February 2016, the FASB issued ASU 2016-02 “Leases,” which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. The new guidance requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months, regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. The new standard supersedes the previous leasing standard. The standard is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the impact of the ASU on its consolidated financial statements and disclosures.

In March 2016, the FASB issued ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting.” This ASU affects entities that issue share-based payment awards to their employees. The ASU is designed to simplify several aspects of accounting for share-based payment award transactions, which include the income tax consequences, classification of awards as either equity or liabilities, classification on the statement of cash flows and forfeiture rate calculations. The revised guidance is effective for reporting periods beginning after December 15, 2016. Early adoption is permitted in any interim or annual period. The Company does not believe that this ASU will have a material impact on its consolidated financial statements and disclosures.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses,” which introduces new guidance for the accounting for credit losses on instruments within its scope. The new guidance introduces an approach based on current expected credit losses (“CECL”) on certain types of financial instruments and expands disclosure requirements regarding an entities assumptions, models and methods for estimating CECL. Generally, the CECL and subsequent changes to the estimate will be reported in current earnings through an allowance on the consolidated balance sheets. The revised guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for reporting periods beginning after December 15, 2018. The Company is currently evaluating the impact of the ASU on its consolidated financial statements and disclosures.

F-12

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows,” which is intended to reduce diversity in practice in how certain cash receipts and cash payments are presented and classified in the consolidated statements of cash flows by providing guidance on eight specific cash flow issues. The revised guidance is effective for fiscal years beginning after December 15, 2017, including for interim periods within those fiscal years, and is to be applied retrospectively. Early adoption is permitted. The Company is currently evaluating the impact of the ASU on its consolidated financial statements and disclosures.

In January 2017, the FASB issued ASU 2017-04, “Intangibles-Goodwill and Other (Topic 350),” which simplifies the test for goodwill impairment by eliminating step 2 of the goodwill impairment test. Instead, an entity should perform its annual or interim impairment test by comparing the fair value of a reporting unit to its carrying amount, and should recognize an impairment charge in the amount by which the carrying amount of the reporting unit exceeds its fair value. The revised guidance is effective for fiscal years beginning after December 15, 2019, including for interim periods within those fiscal years, and is to be applied prospectively. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of the ASU on its consolidated financial statements and disclosures.

2. Prepaid Expenses and Deferred Costs

Prepaid expenses and deferred costs primarily consist of prepayment of licenses and maintenance fees, or deposits with, the providers of RDC software capabilities to the Company.

3. Property and Equipment

Property and equipment consists of the following:

	As of
(In thousands)	December 31, 2016	December 31, 2015

Computer equipment	$255	$227
Data center equipment	1,230	1,011
Purchased software	814	692
Furniture and fixtures	90	90
Leasehold improvements	78	75
Total property and equipment	2,467	2,095
Less: accumulated depreciation	(1,771)	(1,431)
Net property and equipment	$696	$664

Depreciation expense consisted of the following:

	Year Ended
(In thousands)	December 31, 2016	December 31, 2015

Depreciation expense	$340	$322

4. Accrued Expenses

Accrued expenses consist of the following:

	As of
(In thousands)	December 31, 2016	December 31, 2015

Accrued compensation	$226	$120
Accrued rent	12	-
Accrued sales tax	3	6
Total accrued expenses	$241	$126

F-13

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Financing Arrangements

The Company has obtained debt financing through bank loans, loans from directors and other affiliated parties and unaffiliated third party investors. Certain of the Company’s debt agreements contain various covenants. As of December 31, 2016, the Company believes that it is in compliance with all covenants. Certain of the debt was issued with warrants that permit the investor to acquire shares of the Company’s common stock at prices as specified in the individual agreements. See Note 10 “Shareholders’ Deficit.”

The Company’s debt and accrued interest outstanding as of the periods presented consisted of the following:

	Principal Balance		Accrued Interest
(Dollar amounts in thousands)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Notes Payable to Directors and Affiliates	$3,078	$1,748	$411	$232
Convertible Term Loan, due December 2016, interest at 10%	—	2,300	—	370
Convertible Notes, due 2016 and 2017, interest between 0% and 8%(1)	9,211	—	4	—
Series Subordinated Note, due January 2016, interest at 12%	415	415	228	2
Notes Payable, due October 2016, interest between 8.25% and 12%	67	75	32	28
Note Payable, due August 2021, interest at 0%	192	192	—	—
Installment Note Payable – Bank	234	261	—	—
Total debt	13,197	4,991	675	632
Discount on notes payable	(8,519)	—
Unamortized deferred financing costs	(133)	(31)
Total debt, net	4,545	4,960
Less: short-term debt and current portion of long-term debt	4,229	4,768
Long-term debt, net of current portion	$316	$192

(1)	Includes notes payable to Messrs. Hanson and Davis totaling approximately $906,000.

Future maturities of notes payable, gross, as of December 31, 2016 are as follows (in thousands):

2017	$12,881
2018	115
2019	9
2020	—
2021	192
Thereafter	—
$13,197
Less: unamortized discount and deferred financing fees	(8,652)
Total debt	$4,545

Notes Payable to Directors and Affiliates

The Company has historically relied on Messrs. Hanson and Davis to provide financing to fund the Company’s operations. See Note 12 “Related Party Transactions.”

Convertible Term Loan, due December 2016, interest at 10%

In December 2013, the Company entered into a loan and security agreement with Trooien Capital, LLC (“Trooien Capital,” and the Company refers to this note as the “Trooien Capital Note”) for a principal amount of up to $4 million. Borrowings under the Trooien Capital Note bore interest at 10% and matured in December 2016. Under the agreement, Trooien Capital had the right, but not the obligation, to advance additional amounts up to the $4 million. Trooien Capital had the right to request shares of common stock, rather than cash, as payment for interest. The Company repaid the Trooien Capital Note, including interest accrued but unpaid thereon in December 2016 for an aggregate amount of $3.1 million in cash. See Note 7 “Commitments and Contingencies.”

Convertible Notes, due 2016 and 2017, interest at 0%

For accounting purposes, the Company accounts for the debt, warrants and conversion features of the following convertible notes using an allocation process. As a result, the reported amount of the debt has been reduced and will be accreted to face value through each of the maturity dates.

F-14

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Convertible notes that will convert upon uplisting

Between June and September 2016, the Company issued to several investors convertible notes, which are unsecured and do not bear any interest, and warrants to purchase common stock. Each of the investors may elect to convert the principal amount of the notes into shares of the Company’s common stock at any time before the maturity date of the notes at a conversion price equal to the lower of $8.33 and 80% of the per share sale price of the Company’s common stock in its next underwritten public offering. The Company has the right to require each of the investors to convert the notes into shares of its common stock at that conversion price if the Company’s common stock is listed on the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market. In addition, under the Company’s agreement with each of the investors, it is required to file with the SEC a registration statement covering the resale of the shares of its common stock issuable under the notes and the warrants within 21 days after the Company’s next underwritten public offering, or 90 days following the date on which the Company’s current financing plan is terminated. If the Company fails to file a registration statement in a timely manner, the Company will be required to issue to each of the investors additional warrants to purchase shares of its common stock.

Between October 2016 and January 2017, the Company issued to several investors convertible notes, which are unsecured and do not bear any interest, and warrants to purchase common stock. Each of the investors may elect to convert the principal amount of the notes into shares of the Company’s common stock at any time before the maturity date of the notes at a conversion price equal to the lower of $10.50 and 80% of the per share sale price of the Company’s common stock in its next underwritten public offering. The Company has the right to require each of the investors to convert the notes into shares of its common stock at that conversion price if the Company’s common stock is listed on the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market. In addition, under the Company’s agreement with each of the investors, it is required to file with the SEC a registration statement covering the resale of the shares of its common stock issuable under the notes and the warrants within 21 days after the Company’s next underwritten public offering, or 90 days following the date on which the Company’s current financing plan is terminated. If the Company fails to file a registration statement in a timely manner, the Company will be required to issue to each of the investors additional warrants to purchase shares of its common stock. The Company has expressed its intent to grant a security interest in the assets and properties of the Company to the investors which, when granted, shall (i) secure the full and timely payment and performance by the Company of the obligations of the Company under the convertible notes on a pari passu basis among the investors, and (ii) be subordinate and junior in right of payment and security to the prior payment in full of all senior obligations and the liens securing all senior obligations (as outlined in the securities purchase agreement). As of the date that these financial statements were available to be issued, the Company has not yet granted this security interest. After an event of default (as outlined in the securities purchase agreement), these notes will be convertible at a conversion price equal to 60% of the lowest daily volume weighted average price in the 20 trading days immediately prior to conversion (“VWAP”) if such VWAP is lower than the lower of $10.50 per share or 80% of the per share price in the Company’s next underwritten public offering.

The following table provides additional information about each financing as of December 31, 2016.

Note Date	Maturity Date	Proceeds(1)	Principal(1)	Fair Value(2)
		(in thousands)
June 2016	June 2017	$1,000	$1,053	$1,955
August 2016	August 2017	1,000	1,053	1,969
September 2016	September 2017	95	100	188
October - December 2016	October - December 2017	6,695	7,005	12,408

(1)	As provided for in the relevant agreements

(2)	As of December 31, 2016, includes the principal amount of the notes plus the fair value of the conversion feature derivative and warrants associated with the instrument.

Convertible notes to June 9, 2016 Investors

On June 9, 2016, the Company agreed to issue to each of Old Main Capital, LLC, River North Equity, LLC, Kodiak Capital Group, LLC, and DiamondRock, LLC (collectively, the “June 9, 2016 Investors”) a convertible note in the principal amount of up to $450,000 and a warrant to purchase shares of the Company’s common stock, subject to adjustments, in exchange for an aggregate purchase price of $375,000, payable by each of the June 9, 2016 Investors in two tranches. On June 9, 2016, each of the June 9, 2016 Investors funded the first tranche of this investment, for aggregate gross proceeds to the Company of $1.0 million.

The notes did not bear any interest but were issued with a 20% original issue discount and an additional 20% repayment premium. Each tranche funded under a note was due and payable in full six months after the date of funding. The first tranche was due and repaid on December 9, 2016 in the amount of $1.4 million. The June 9, 2016 Investors did not fund the second tranche.

In December 2016, the Company entered into a securities purchase agreement with FirstFire Global Opportunities Fund, LLC (“FirstFire”), pursuant to which the Company issued to FirstFire the FirstFire Note. FirstFire funded $550,000 of principal due under the FirstFire Note and after giving effect to original issue discount the Company received gross proceeds of $500,000. The FirstFire Note bears interest at a rate of 5% per annum and is due June 12, 2017. Prior to an event of default, amounts funded under the FirstFire Note are convertible into shares of the Company’s common stock at a price equal to the lowest of $ 8.33 per share or a price per share equal to 80% of the price in the Company’s next underwritten public offering. Upon prepayment, the Company must pay FirstFire an amount equal to: (A) within 30 days of the date of issuance, 105%, (B) between 31 and 60 days of issuance, 110%, (C) between 61 and 120 days of the date of issuance, 115%, (D) between 121 and 150 days of the date of issuance, 125% and (E) thereafter, 135% multiplied by the principal amount, plus any accrued but unpaid interest on the principal amount, plus default interest, if any.

The Company also issued to FirstFire warrants to purchase up to 59,407 shares of the Company’s common stock at an exercise price equal to the lower of $8.33 per share and 80% of the price in the Company’s next underwritten public offering, exercisable for a five-year period. The Company also granted FirstFire piggy-back registration rights.

On December 23, 2016, the Company issued a Convertible Term Promissory Note to FLMM Ltd. (“FLMM”) in the amount of $1,440,000, payable in cash (the “FLMM Note”). The FLMM Note is secured by substantially all of the assets of the Subsidiary, bears interest at a rate of 8% per annum and is payable in full on March 15, 2017. The Company may not prepay the note without the consent of FLMM. FLMM has the right, at its sole option and discretion, to convert the principal and interest under the FLMM Note into shares of the Company’s common stock at a price equal to $10.50 per share. FLMM will also have the right, at its sole option and discretion, to convert the principal and interest under the FLMM Note into shares of the Company’s common stock following an offering that results in the Company’s common stock being listed on any exchange operated by the Nasdaq Stock Market LLC (“Uplist Transaction”) at a rate equal to the lower of $10.50 per share and 80% of the per share price in the Uplist Transaction. As consideration for entering into the FLMM Note, the Company also issued to FLMM a warrant to purchase 43,243 shares of the Company’s common stock, exercisable for a five-year period from the date of issuance, at the lower of $8.33 per share and 80% of the per share price in the Company’s next underwritten public offering.

On December 22, 2016, the Company issued a Convertible Term Promissory Note to Jon D and Linda W Gruber Trust (“Gruber”) in the amount of $75,000, payable in cash (the “Gruber Note”). The Gruber Note is unsecured, bears interest at a rate of 8% per annum and is payable in full on March 22, 2017, which may, under certain circumstances, be extended to May 31, 2017. The Company may not prepay the note without the consent of Gruber. Gruber has the right at its sole option and discretion to convert the principal and interest under the Gruber Note into shares of the Company’s common stock at $10.50 per share. Gruber will also have the right, at its sole option and discretion, to convert the principal and interest under the Gruber Note into shares of the Company’s common stock following an offering that results in an Uplist Transaction at a rate equal to the lower of $10.50 per share and 80% of the per share price in the Uplist Transaction. As consideration for entering into the Gruber Note, the Company also issued to Gruber a warrant to purchase 2,253 shares of common stock, exercisable for a five-year period from the date of issuance, at the lower of $8.33 per share and 80% of the per share price in the Company’s next underwritten public offering.

F-15

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Series Subordinated Note, due January 2016, interest at 12%

The series subordinated note was due in January 2016. As of December 31, 2016, the Company has not repaid the note. On March 31, 2016, the holder of the note commenced legal action against the Company. See Note 7 “Commitments and Contingencies.”

Notes Payable, due October 2016, interest between 8.25% and 12%

In January 2014, the Company assumed notes payable in connection with the reverse merger transaction pursuant to which the Company acquired the Subsidiary. During the year ended December 31, 2016, the Company repaid three of the notes for approximately $11,000, including principal and accrued interest. During 2016, the Company also extended the maturity date of the remaining notes to August 2016 and then to October 2016. The Company agreed to a settlement with the holder of these notes and, on January 24, 2017, the Company settled the principal and accrued but unpaid interest due under the remaining notes for a cash payment of $80,000 and the issuance of 6,667 shares of the Company’s common stock to the holder.

Note Payable, due August 2021, interest at 0%

In August 2014, the Company entered into a 0% interest, $192,000 note payable to the State of Minnesota as part of an angel loan program fund. There are no financial loan covenants associated with the loan, which has a maturity date of August 2021. The loan contains a provision whereby if the Company transfers more than a majority of its ownership, the loan becomes immediately due, along with a 30% premium amount of the principal balance. In addition, if the Company is more than 30 days past due on any payments owed under the loan, the interest rate increases to 20% per annum.

Installment Note Payable – Bank

In January 2016, the Company entered into an installment note payable with a bank, replacing a previous note, for a principal amount of approximately $330,000. The company received the net amount between the two notes, or approximately $69,000, which was primarily used for working capital purposes. The note bears interest at the prime rate plus 1%, but not less than 5%. The note is due in January 2019. The prime rate of interest was 3.75% as of December 31, 2016 and 3.50% as of December 31, 2015.

6. Employee Benefit Plan

The Company has a defined contribution 401(k) saving plan covering all employees satisfying certain eligibility requirements. The plan permits, but does not require, contributions by the Company. The Company did not make any contributions pursuant to the plan during the years ended December 31, 2016 and 2015.

7. Commitments and Contingencies

Operating Leases

The Company leases approximately 22,000 square feet of office space in Chanhassen, Minnesota. The lease commenced on May 1, 2012 and extends through January 2022. In addition to the office space, the Company leases certain office furniture and equipment under operating leases through November 2018. The Company has two vehicles on 36-month leases which commenced in January 2015 and June 2015, respectively. The Company also entered into a lease agreement, in April 2014, for a total of 1,812 square feet of office space in Dallas, Texas related to the employees retained as part of its acquisition of Select Mobile Money. The lease commenced on May 1, 2014 and extends through June 30, 2017. The Company has sub-leased the Dallas, Texas office space, commencing on November 19, 2015 and expiring on June 30, 2017. The Company also has various computer leases with three year terms. The Company is recording rental expense monthly.

Rent expense pursuant to operating leases for the periods presented is as follows:

	Year Ended
(In thousands)	December 31, 2016	December 31, 2015

Rent expense	$464	$476

F-16

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s headquarters office space lease calls for rent increases over the term of the lease. The Company records rent expense on a straight-line basis using the average rent for the term of the lease. The excess of the expense over cash rent paid is shown as accrued rent.

Future minimum lease payments pursuant to operating leases as of December 31, 2016 are as follows (in thousands):

2017	$292
2018	242
2019	241
2020	248
2021	255
Thereafter	22
$1,300

The Company is due approximately $17,000 in future minimum lease receivables through the expiration of its sublease on the Dallas, TX office space in 2017.

Capital Leases

The total cost of capital leased assets, net of accumulated depreciation, included in property and equipment as of December 31, 2016 and December 31, 2015 totaled approximately $575,000 and $501,000, respectively.

Future minimum lease payments pursuant to capital leases as of December 31, 2016 are as follows (in thousands):

2017	$441
2018	154
2019	89
2020	5
2021	—
Total payments remaining	689
Less: portion representing interest	(26)
Principal portion	663
Less: unamortized deferred financing costs	(46)
Capital lease balance	617
Less: current maturities of capital lease obligations	(379)
Capital lease, net of current maturities	$238

Litigation

Cachet Banq

An entity named Cachet Banq contacted the Company in December 2010 relative to their U.S. Trademark Registration No. 2,857,465 (registered on June 29, 2004) for the standard character mark “CACHET” covering “financial services, namely automated clearing house processing services for the payroll service industry.” Cachet Banq has alleged that the Company’s use of “CACHET” infringes on their federal trademark registration. On or about March 4, 2013, Cachet Banq filed a trademark infringement lawsuit against the Company in the United States District Court for the Central District of California. The parties filed cross motions for summary judgment. The initial brief was filed on May 30, 2014, replies were filed on June 26, 2014 and the court took these motions under advisement on July 8, 2014. The Company has denied that its use of the character mark “CACHET” infringes on Cachet Banq’s purported rights in their mark. On September 21, 2015, the court issued an order (1) granting Cachet Banq’s motion for summary judgment, (2) denying the Company’s motion for summary judgment, and (3) ordering the parties to submit memoranda regarding remedies. The last of those memoranda were submitted on October 12, 2015. On November 30, 2015, the Court entered an additional order providing for an additional period of discovery and additional briefing regarding remedies. Pursuant to the Court’s order, the parties engaged in a renewed period of discovery focused on remedies and submitted additional briefing. The discovery was completed and all additional briefing was submitted to the Court by April 19, 2016. According to their briefing on the remedies, Cachet Banq is not presently seeking any monetary damages as a result of the alleged infringement, but rather an injunction.

F-17

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On October 27, 2016, the Court entered a judgment and permanent injunction against the Company which, effective from April 15, 2017, enjoins the Company and its officers, directors, agents, servants, employees and attorneys and all persons in active concert or participation with any of the foregoing from (i) using any mark, name, symbol, logo or other indicia that incorporates or is confusingly similar to the term “CACHET” in any way that relates to financial services, and (ii) offering for sale, soliciting sales, promoting, distributing, importing, advertising, or selling any products or services, in any medium, under any mark, name, symbol, logo or other indicia that incorporates or is confusingly similar to the term “CACHET” which in any way relate to financial services. The Company is also ordered to destroy or discard all signs, products, advertisements, packaging, literature, business cards, and any other promotional material, which feature the term “CACHET” or a term confusingly similar thereto, both physical and electronic, which are in any way related to financial services, in each case except for the permitted use described below. Under the injunction, the Company must complete its transition to a yet-to-be determined new company name by no later than April 15, 2017. The Company is permitted to reference its current name in an explanatory fashion on signs, products, advertisements, packaging, literature, business cards, and any other promotional material to introduce the new name of the Company in a font size no greater than one-third the font-size of the yet-to-be determined new company name. This permitted use provision terminates on June 30, 2017, by which date the Company must cease from using the explanatory statement in any manner and destroy or discard all materials featuring the explanatory statement. By no later than July 12, 2017, the Company must file a declaration, under penalty of perjury, setting forth in detail the manner and form in which the Company has complied with the injunction.

The Company intends to comply with the injunction and will pursue a re-branding of the Company. The Company expects that the re-branding of the Company will require it to devote significant resources to advertising and marketing new brands and will cause the Company to incur substantial costs. The Company estimates the expenses related to the re-branding will be between $200,000 and $300,000 over a six-month period during 2017. The Court denied Cachet Banq’s request for attorney’s fees and costs.

Series Subordinated Note

On March 31, 2016, the holder of the series subordinated note referred to in Note 5 “Financing Arrangements” commenced an action against the Company in Hennepin County Court in the State of Minnesota, alleging that the Company breached the terms of the note and seeking to collect alleged amounts due and owing under the note. The holder of the note alleges that the Company is in default and owes the note holder approximately $695,000 plus interest and assessments accruing after April 1, 2016. The dispute centers on the note holder’s interpretation of the agreement. Based on the note holder’s interpretation of the agreement, the note holder seeks an extraordinary amount in alleged liquidated damages (approximately $300,000 on an outstanding debt of approximately $415,000). The Company disputes the allegations of the note holder and intends to vigorously defend the claim. Among other things, the Company contends the note holder’s interpretation of the agreement is unenforceable under Minnesota law. The note holder moved for summary judgment and a hearing on that motion was held on August 9, 2016 before the Fourth Judicial District in Hennepin County in Minnesota where the Court heard both arguments and took the motion under advisement. On October 19, 2016, the Court entered an order granting in part and denying in part the motion for summary judgment. The alleged default could subject the Company to claims of default or cross default by our other lenders. At this time no other lender has asserted such a claim. If the plaintiff in this matter is successful in their lawsuit, the Company would be subject to a penalty of $500 per day for each day that the Company was in default of the note. As of December 31, 2016, the Company had accrued $176,000 related to this $500 per day penalty and is reflected in accrued interest on the consolidated balance sheets.

Trooien Capital

On or about May 24, 2016, the Company received notice from Trooien Capital alleging that the Company did not make interest payments in accordance with the terms of the Trooien Capital Note, and as a result of such alleged breach, all outstanding amounts under such notes were accelerated. Pursuant to the Trooien Capital Note, the Subsidiary granted to Trooien Capital a security interest in all of the Subsidiary’s property and assets, including all property that the Subsidiary will acquire in the future, as collateral security for the payment and performance of the Subsidiary’s obligations under the Trooien Capital Note. On or about May 27, 2016, the Subsidiary filed a verified complaint with the Fourth District Court of Hennepin County in Minnesota naming Trooien Capital as a defendant and seeking a declaratory judgment against Trooien Capital with respect to this claim. On June 10, 2016, Trooien Capital answered the Subsidiary’s complaint and asserted counterclaims. On June 20, 2016, Trooien Capital moved to appoint a receiver for the Subsidiary. On June 30, 2016, the Company filed a notice of motion and motion to dismiss a portion of the counterclaims. On July 19, 2016, the Company filed with the Fourth District Court of Hennepin County in Minnesota a memorandum of law and supporting documents requesting that the Court deny Trooien Capital’s motion to appoint a receiver for the Subsidiary. On October 18, 2016, a hearing on the motions was held and the Court took both motions under advisement. On October 21, 2016, the Court entered an order denying Trooien Capital’s motion to appoint a receiver and denying the Company’s motion to dismiss a portion of Trooien Capital’s counterclaims.

F-18

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 20, 2016, the Company entered into a settlement agreement and full release with Trooien Capital, pursuant to which the Company agreed to pay to Trooien Capital a total of $3.1 million and to issue a warrant to purchase 333,334 shares of the Company’s common stock at the lower of $8.33 per share and 80% of the Company’s per share price in the next underwritten public offering, in settlement of the Trooien Capital Note, plus interest accrued but unpaid thereon. In exchange for the settlement payment and warrants, Trooien Capital, within one business day after receipt of the settlement payment and warrants, agreed to take all necessary steps to remove, terminate or otherwise release any and all interest in any tangible or intangible assets of the Subsidiary. The Company fully repaid the $3.1 million due to Trooien Capital as of December 23, 2016.

Financial Service Agreements

In August 2015, the Company entered into an agreement with a firm to provide investor relations and financial advisory services. The initial six-month term of the agreement required the issuance of 17,778 shares of the Company’s common stock and payments totaling $30,000. After the initial six-month term, the Company had the option to extend for an additional six months which required issuing the firm additional shares of common stock and payment totaling $30,000. In February 2016, the Company renewed the services agreement and issued the firm an additional 20,667 shares of common stock for another six months of investor relations and financial advisory services. The Company renewed the services agreement further in August 2016 and issued to the firm an additional 8,000 shares of common stock.

In January 2016, the Company entered into an agreement with an independent contractor to provide investor relations, capital raising services and other consulting duties. The agreement requires annual compensation for services of $100,000 as well as discretionary bonuses paid in cash or stock based on the consultant’s ability to complete particular projects for the Company. The term of this agreement is for 12 months commencing on January 1, 2016. The agreement is cancelable by either party with a 30-day notice.

8. Income Taxes

The Company has not recorded a current or deferred tax provision for the years ended December 31, 2016 and 2015 due to the Company’s net tax losses incurred and the uncertainty of realization of any related tax benefit in the future. Due to the full valuation allowance on the Company’s net deferred tax assets, there was no deferred tax benefit or provision recorded.

A reconciliation of the Company’s statutory tax expense (benefit) to our actual tax expense (benefit) is as follows:

	Year Ended
(Dollars in thousands)	December 31, 2016	December 31, 2015

Federal statutory rate at 34 percent	$(5,157)	$(6,206)
State taxes, net of federal tax expense (benefit)	(422)	(499)

Nondeductible interest	1,374	2,002
Stock-based compensation	414	59
Nondeductible meals & entertainment	9	21
Other	328	84
Change in valuation allowance	$3,454	$4,539

F-19

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the Company’s net deferred tax assets and liabilities are as follows:

	Year Ended
(In thousands)	December 31, 2016	December 31, 2015

Deferred Tax Assets:
Non-Current:
Net operating loss carry forward	$11,080	$7,662
Finite-lived intangibles	552	394
Non-qualified stock-based compensation	347	347
Property, plant and equipment	20	22

Current:
Accounts receivable allowance	4	4
Accrued expenses	878	998
Gross deferred tax assets	12,881	9,427

Deferred Tax Liabilities:
Non-Current:
Amortization of indefinite-lived intangible	(13)	(8)
Property, plant and equipment	—	—
Gross deferred tax liabilities	(13)	(8)
Net deferred tax assets before valuation allowance	12,868	9,419
Less: valuation allowance	(12,868)	(9,419)
Total net deferred tax asset (liability)	$—	$—

In assessing the need for a valuation allowance, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management has assessed the potential realization of its deferred tax assets and determined that sufficient uncertainty exists regarding the realization of its deferred tax assets and therefore continues to record a valuation allowance on all of its deferred tax assets.

As of December 31, 2016 and 2015, the Company had approximate Federal NOL carryforwards of $30.1 million and $20.9 million, respectively, and various state NOL carryforwards of $15.7 million and $10.2 million, respectively. The loss carryforwards for federal tax purposes will begin expiring in 2032. The expiration of the statute of limitations related to the state NOL carryforwards varies by state. The Company is subject to income taxes in the U.S. federal and various state jurisdictions. The Company is generally subject to U.S. federal and state tax examinations for all years after 2012.

Section 382 of the U.S. Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that might be used to offset taxable income when a corporation has undergone significant changes in stock ownership. The Company has not completed a Section 382 analysis of the NOL carryforwards. Consequently, the Company’s NOL carryforwards may be subject to annual limitations under Section 382.

The Company recognizes tax liabilities for uncertain income tax positions based on management’s estimate of whether it is more likely than not that additional taxes will be required. The Company had no uncertain tax positions as of December 31, 2016 or 2015. It is the Company’s practice to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company does not expect any material changes in unrecognized tax positions over the next twelve months.

F-20

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Goodwill and Finite Lived Intangible Assets

The Company assesses the carrying amount of its goodwill for potential impairment annually or more frequently if events or a change in circumstances indicate that impairment may have occurred. The Company performs an impairment test for finite-lived assets, such as intangible assets, and other long-lived assets, such as fixed assets, whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.

The Company has only one operating and reporting unit that earns revenues, incurs expenses and makes available discrete financial information for review by the Company’s chief operating decision maker. Accordingly, the Company completes its goodwill impairment testing on this single reporting unit.

In conducting the annual impairment test of the Company’s goodwill, qualitative factors are first examined to determine whether the existence of events or circumstances indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If it is determined that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, a two-step impairment test is applied. In the first step, the Company calculates the fair value of the reporting unit and compares that amount with the reporting unit’s carrying amount, including goodwill. If the carrying amount exceeds the fair value, the Company performs the second step of measuring the amount of the goodwill impairment loss, if any, by comparing the implied fair value of the reporting unit’s goodwill to the carrying amount of goodwill. This requires performing a hypothetical application of the acquisition method to determine the implied fair value of goodwill after measuring the reporting unit’s identifiable assets and liabilities.

The Company had recorded Goodwill of $204,000 as of December 31, 2016 and December 31, 2015. The Company conducted its annual goodwill impairment test as of December 31, 2016 and determined there to be no impairment related to the Company’s goodwill.

For the years ended December 31, 2016 and 2015, the Company recognized impairment charges of approximately $87,000 and $216,000, respectively related to certain customer contracts acquired in the acquisition of the Select Mobile Money business in March 2014. In determining the impairment loss, the Company reviewed all circumstances, including the undiscounted cash flows it expects to derive from those contracts going forward.

Identified intangible assets are summarized as follows:

	Amortizable	December 31, 2016
	Period	Gross	Accumulated	Net
(Dollar amounts in thousands)	(years)	Assets	Amortization	Assets

Customer Contracts	3	$549	$(526)	$23
Proprietary Software	3	917	(864)	53
Total identified intangible assets		$1,466	$(1,390)	$76

	Amortizable	December 31, 2015
	Period	Gross	Accumulated	Net
(Dollar amounts in thousands)	(years)	Assets	Amortization	Assets

Customer Contracts	3 - 5	$784	$(510)	$274
Proprietary Software	3	917	(559)	358
Total identified intangible assets		$1,701	$(1,069)	$632

Amortization and impairment expense for identified intangible assets is summarized below:

	Year Ended		Statement of
			Operations
(In thousands)	December 31, 2016	December 31, 2015	Classification

Customer Contracts	$250	499	Cost of Revenue
Proprietary Software	306	306	Cost of Revenue
Total	$556	805

Based on the identified intangible assets recorded at December 31, 2016, future amortization expense is expected to be as follows (in thousands):

2017	$76

F-21

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Shareholders’ Deficit

Convertible Preferred Stock

In June 2015, the Company issued 44,030 shares of Series C Convertible Preferred Stock at $100.00 per share and issued five-year warrants to purchase 446,983 shares of its common stock at $7.41 per share, as adjusted, in a private placement.

The Series C Preferred Stock entitles its holders to a 10% per annum dividend, payable quarterly in cash or in additional shares of Series C Preferred Stock (or a combination of both) as determined by the Company, and may be converted to the Company’s common stock at the option of a holder at a conversion price of $7.41 per share. The Series C Preferred Stock contains anti-dilution conversion price protection allowing the stock’s conversion price to adjust, prior to conversion, should the Company sell common stock at a price below the then current conversion price. The Series C Preferred Stock will automatically convert into common stock upon the occurrence of any of the following: (a) an underwritten public offering of shares of the Company’s common stock providing at least $10 million in gross proceeds, (b) the Company’s common stock closing price being greater than 100% above the conversion price then in effect for at least 40 of 60 consecutive trading days, (c) four years after the closing of the offering of the Series C Preferred Stock, or (d) the written consent of holders representing 50% of the issued and outstanding Series C Preferred Stock. The holders of the Series C Preferred Stock are entitled to vote their shares on an as-converted basis and are entitled to a liquidation preference equal to the stated value (i.e., purchase price) of their shares plus any accrued but unpaid dividends thereon.

In March 2016, an investor converted 500 shares of Series C Convertible Stock at the conversion price of $7.41 per share, as well as received credit for all unpaid cumulative dividends earned through the date of conversion. The investor received a total of 7,289 shares of common stock. As of December 31, 2016 and 2015, the Company had outstanding 43,530 and 44,030, respectively of its Series C Preferred Stock.

Common Stock

The Company’s common stock issuances for the years ended December 31, 2016 and 2015 are as follows:

Common Stock
Balance, December 31, 2014	752,701
Share price conversion adjustment	365,895
Conversion of preferred stock to common stock and payment of preferred dividend with common stock	224,920
Issuance of common stock for professional services	25,556
Share-based compensation	3,203
Issuance of common stock under Associate Stock Purchase Plan	7,378
Warrant exercises	126,605
Shares issued to Lincoln Park Capital Fund under Equity Line Agreement	52,449
Issuance of restricted common stock to Associates, net of forfeitures	3,733
Director equity exchange agreement	(17,014)
Balance, December 31, 2015	1,545,426
Conversion of preferred stock to common stock and payment of preferred dividend with common stock	7,290
Issuance of common stock for professional services and fees	69,256
March 2016 equity offering	189,733
Share-based compensation	21,898
Issuance of common stock under Associate Stock Purchase Plan	13,452
Warrant exercises	256,337
Balance, December 31, 2016	2,103,392

Net cash and non-cash increases to total shareholders’ deficit pursuant to common stock issuances for the year ended December 31, 2016 and 2015 totaled $3.8 million and $5.5 million, respectively.

F-22

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warrants

The Company’s warrant activity for the years ended December 31, 2016 and 2015 consisted of the following:

	Number of Shares Issuable Under Warrants	Weighted Avg. Exercise Price	Weighted Remaining Life (Years)
Balance, December 31, 2014	395,720	$46.32	4.57
Issued	880,006	8.90
Exercised	(126,610)	9.89
Balance, December 31, 2015	1,149,116	16.47	3.98
Issued	2,088,365	8.24
Exercised	(341,796)	6.90
Balance, December 31, 2016	2,895,685	11.60	4.23

Certain of the Company’s warrants have a cashless exercise provision, whereby the Company issues shares of common stock based on the difference between the weighted-average trading price of the Company’s common stock for the five consecutive trading days ending on the date immediately preceding the date of the warrant exercise and the stated exercise price of the warrants. As a result of these cashless exercise provisions, the number of common shares issued pursuant to warrant exercises may be different than the total number of warrants exercised during a given period.

As of December 31, 2016 and 2015, the Company’s warrant and conversion feature liabilities consisted of the following:

			Balance as of
Counterparty	Shares Issuable	Current Exercise Price	December 31, 2016	December 31, 2015
			(In thousands)
Former senior lender	-	$-	$-	$537
Mr. Davis	-	-	-	45
Series A, B and C preferred shareholders	398,527	7.41	1,164	2,175
Lincoln Park Capital Fund	76,933	7.41	234	43
Lender of October 2016 notes payable	3,333	7.41	10	-
June 9, 2016 Investors	133,333	7.41	406	-
Convertible noteholders(1)	879,993	8.33	7,369	-
Messrs. Hanson and Davis	22,223	7.41	64	-
Sutter Securities Incorporated	1,875	8.33	5	-
Trooien Capital, LLC	333,333	8.33	968	-
Craft Capital Management LLC	601	8.33	2	-
Warrant and conversion feature liability			10,222	2,800
Less: current portion of warrant and conversion feature liability			(2,870)	-
WARRANT LIABILITY			$7,352	$2,800

(1)    Shares issuable includes only warrants issued in connection with convertible notes.

Warrants that contain anti-dilution price protection are carried as liabilities on the consolidated balance sheets until they are either exercised or no longer subject to anti-dilution protection, after which the value of the warrants is reclassified to additional paid-in capital. The fair value of warrants is determined at the issuance date, and each quarter for warrants recognized as liabilities and carried at fair value, using the Black-Scholes option pricing model using the following significant assumptions, or a Monte Carlo simulation, depending on the instrument.

F-23

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock price:	Published trading market values of the Company’s common stock as of the grant date of the warrants or at the valuation date.

Exercise price:	The stated exercise price of the warrant.

Expected term:	Generally, the Company utilizes the contractual term of the warrant.

Expected dividend:	The rate of dividends that the Company expects to pay over the term of the warrant.

Volatility:	For periods prior to the Company’s public offering, volatility is estimated based on the volatility of comparable peer companies that are publicly traded, and for later periods the Company includes its actual common stock trading history.

Risk-free interest rate:	The daily United States Treasury yield curve rate.

The conversion features on the Company’s convertible notes are accounted for as derivative financial instruments. The Company records all derivatives on the balance sheet at fair value. Changes in the value of the conversion features are reflected in mark-to-market warrant and debt (income) expense on the consolidated statements of operations. The Company obtains a valuation report prepared by a third-party valuation specialist to assist in determining the fair value of the conversion features associated with certain of its convertible notes. If converted by the holders, as of December 31, 2016, the Company would be required to issue 332,614 shares to settle convertible notes convertible at $8.33 per share and 629,725 shares to settle convertible notes convertible at $10.50 per share.

The fair value of the warrants issued was determined using a Monte Carlo simulation or the Black-Scholes option pricing model. For the warrants valued using the Black-Scholes option pricing model, the following assumptions were used for the periods presented:

Year Ended
	December 31, 2016	December 31, 2015

Stock price	$6.08 to $16.88	$9.00 to $25.20
Exercise price	$7.41 to $10.35	$7.41 to $30.38
Expected term	2.5 to 5.0 years	1.0 to 5.0 years
Expected dividend	0%	0%
Volatility	51% to 91%	27% to 96%
Risk-free interest rate	0.71% to 2.07%	0.25% to 1.37%

11. Stock-Based Compensation and Benefit Plans

Stock Options and Performance Awards

On February 9, 2010, the Board of Directors adopted the 2010 Equity Incentive Plan (the “2010 EIP”), which was approved by the shareholders of the Company. Participants in the plan include the Company’s employees, officers, directors, consultants, or independent contractors. On February 12, 2014, the Board of Directors approved the assumption of the 2010 EIP as part of the Merger; however, it was agreed that no new grants would be made under the 2010 EIP. On February 12, 2014, the Board of Directors also adopted the 2014 Stock Incentive Plan (the “2014 SIP”). On June 2, 2016, the Board of Directors adopted the 2016 Stock Incentive Plan (the “2016 SIP”), which was approved by the shareholders of the Company.

Pursuant to the 2016 SIP, the Company’s Chief Executive Officer may, on a discretionary basis and without committee review or approval, grant non-qualified (non-statutory) stock options for up to 4,445 common shares to new employees of the Company who are not officers of the Company during each fiscal year. Incentives under the plan may be granted in one or a combination of the following forms: (a) incentive stock options and non-statutory stock options; (b) stock appreciation rights (“SARs”); (c) stock awards; (d) restricted stock; (e) restricted stock units; and (f) performance shares. Eligible participants include officers and employees of the company, members of the Board of Directors, and consultants or other independent contractors. No person is eligible to receive grants of stock options and SARs under the 2014 SIP that exceed, in the aggregate, 17,778 shares of common stock in any one year. The term of each stock option shall be determined by the board or committee, but shall not exceed ten years. Vested stock options may be exercised in whole or part by the holder giving notice to the Company. Options under the plan may provide for the holder of the option to make payment of the exercise price by surrender of shares equal in value to the exercise price. Options granted to employees generally vest over two to three years. Stock awards granted to non-employee directors generally vest 50% on the grant date and 50% on the first anniversary of the date of the grant. Options expire five years from the date of grant.

F-24

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of shares issuable pursuant to options granted as of December 31, 2016:

	Maximum	Outstanding	Exercisable
2010 EIP	30,000	5,015	5,015
2014 SIP	67,628	39,108	24,889
2016 SIP	400,000	36,804	12,272
Issued outside of plans	—	144,304	105,641
Shares issuable pursuant to options granted		225,231	147,817

The following is a summary of stock option activity for the years ended December 31, 2016 and 2015:

	Number of Shares Issuable	Weighted Avg.	Weighted Remaining Contractual	Intrinsic
	Under Options	Exercise Price	Life (Years)	Value
				(In thousands)
Balance, December 31, 2014	120,231	$45.23	4.05	$62
Granted	76,767	20.70
Exercised	—	—
Forfeited or Expired	(30,364)	39.60
Balance, December 31, 2015	166,634	29.70	3.95	—
Granted	109,209	9.54
Exercised	—	—
Forfeited or Expired	(50,612)	20.73
Balance, December 31, 2016	225,231	21.99	3.52	29
Exercisable at December 31, 2016	147,817	27.05	3.21	$10

Information with respect to stock options outstanding and exercisable as of December 31, 2016 is as follows:

	Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number Exercisable	Weighted Average Exercise Price	Aggregate Intrinsic Value
				(In thousands)			(In thousands)
$6.15 - $9.92	60,389	4.14	$8.64	$29	20,772	$8.66	$10
$9.93 - $15.74	31,915	4.45	11.79	—	12,319	12.18	—
$15.75 - $30.38	49,105	3.54	19.23	—	33,496	19.25	—
$33.75 to $90.00	83,822	2.71	37.11	—	81,230	37.22	—
	225,231	3.52	$21.99	$29	147,817	$27.05	$10

The Company has also adopted a performance bonus plan (the “Performance Bonus Plan”), which is intended to provide incentive for associates to establish quarterly goals and objectives as defined by management and achieve those goals and objectives above the established criteria. Shares issued pursuant to the Performance Bonus Plan to date have been issued under the 2014 SIP and 2016 SIP. The Company issued 21,898 and 3,202 shares to associates pursuant to the Performance Bonus Plan during the years ended December 31, 2016 and 2015, respectively.

F-25

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company utilizes the Black-Scholes option pricing model when determining the compensation cost associated with stock options issued using the following significant assumptions:

Stock price:	Published trading market values of the Company’s common stock as of the grant date of the stock options.

Exercise price:	The stated exercise price of the stock option.

Expected term:	The Company’s assumption of the term of the stock options based on historical exercise data.

Expected dividend:	The rate of dividends that the Company expects to pay over the term of the stock options.

Volatility:	For periods prior to the Company’s public offering, volatility is estimated based on the volatility of comparable peer companies that are publicly traded, and for later periods the Company includes its actual common stock trading history.

Risk-free interest rate:	The daily United States Treasury yield curve rate.

The fair value of the stock options issued was determined using the Black-Scholes option pricing model and the following assumptions for the periods presented:

Year Ended
	December 31, 2016	December 31, 2015

Stock price	$6.15 to $11.78	$12.38 to $30.38
Exercise price	$6.15 to $11.78	$12.38 to $30.38
Expected term	3 Years	2 to 3 Years
Expected dividend	0%	0%
Volatility	61% to 91%	26% to 48%
Risk-free interest rate	0.71% to 1.54%	0.22% to 1.08%

The Company estimates forfeitures when recognizing compensation expense and this estimate of forfeitures is adjusted over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment, which is recognized in the period of change, and impacts the amount of unamortized compensation expense to be recognized in future periods.

Compensation expense recognized for the issuance of warrants, stock options, restricted stock grants and stock bonuses for the periods presented was as follows:

	Year Ended
(In thousands)	December 31, 2016	December 31, 2015
Stock-based compensation costs included in:
Cost of revenue	$135	$55
Sales and marketing expenses	163	91
Research and development expenses	108	105
General and administrative expenses	217	192
Total stock-based compensation expense	$623	$443

As of December 31, 2016, the total compensation cost related to unvested options awards not yet recognized was approximately $231,000, which will be recognized over a weighted-average period of 1.24 years.

2014 Associate Stock Purchase Plan

In September 2014 and August 2015, the Company’s Board of Directors and stockholders, respectively, approved the 2014 Associate Stock Purchase Plan, under which 22,223 shares were reserved for purchase by the Company’s associates (employees). In December 2016, the Board of Directors of the Company approved the reservation of an additional 100,000 shares. The purchase price of the shares under the plan is the lesser of 85% of the fair market value on the first or last day of the offering period. Offering periods are every six months ending on June 30 and December 31. Associates may designate up to ten percent of their compensation for the purchase of shares under the plan. As of December 31, 2016, there are 99,564 shares available for purchase remaining in the plan.

F-26

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Related Party Transactions

In order to finance its operations, the Company has historically relied upon Messrs. Hanson and Davis for financing through the issuance of debt, equity and warrants. Balances with related parties consisting of members of the Board of Directors for borrowings and warrants were as follows. No debt is held by executive officers of the Company.

	As of
	December 31, 2016	December 31, 2015

Notes Payable to Directors and Affiliates (in thousands)(1)	$3,078	$1,748
Convertible Notes, due 2016 and 2017, interest between 0% and 8%, held by related parties (in thousands)	$906	$—
Accrued interest to related parties (in thousands)	$411	$232
Warrants held by related parties	888,802	460,695

(1)	Included within this line item are two convertible notes, issued December 22, 2016, for proceeds of $135,000, a principal amount of $135,000 and a fair value, as of December 31, 2016, of approximately $194,000.

	Year Ended
(In thousands)	December 31, 2016	December 31, 2015

Related party interest expense	$196	$154

On May 7, 2014, the Company entered into a $1.5 million line-of-credit agreement with Mr. Hanson, as subsequently amended (the “Line of Credit”). The stated interest rate on the Line of Credit is 10% on the principal amount outstanding and the maturity date is January 31, 2017, with all outstanding principal and accrued interest due in full on that date. There are no financial covenants associated with the Line of Credit. On July 7, 2016, the Company entered into an amendment #3 to the borrowing agreement with Mr. Hanson in connection with the Line of Credit. Pursuant to that amendment, which is effective as of June 30, 2016, the parties agreed that the Company will make an interest-only payment on January 31, 2017. The interest-only payment is for interest accrued on the principal balance from February 1, 2016 to date of payment. On October 6, 2016, Mr. Hanson agreed to convert the $1.0 million owed under the Line of Credit to equity upon consummation of an underwritten public offering. The Company and Mr. Hanson subsequently agreed to reduce the conversion amount and number of warrants issuable pursuant to this conversion. See Note 14 “Subsequent Events.”

On July 30, 2014, the Company entered into a financing commitment letter with Messrs. Hanson and Davis to lend the Company up to $2.5 million through December 31, 2014, bearing interest at 10% (which increases to 18% under certain circumstances in the event of default). The maturity date of the financing commitment letter is January 31, 2017, on which date the total principal balance and accrued interest thereon will be due in full. On July 7, 2016, the Company entered into an addendum #4 to this commitment letter with Mr. Hanson. Pursuant to that addendum, which is effective as of June 30, 2016, the parties extended the payment date of the interest-only payments that were or will be due and payable to January 31, 2017. The interest-only payments are for interest accrued on the principal balance from February 1, 2016 to date of payment.

On December 22, 2015, the Company issued a $150,000 demand promissory note to Mr. Hanson. The note bears an interest rate of 10% and was due on June 30, 2016. On July 13, 2016, the Company entered into an addendum #1 to this demand promissory note. Pursuant to that addendum, which is effective as of June 30, 2016, the parties extended the maturity date under the demand promissory note from June 30, 2016 to January 31, 2017.

In February 2016, the Company entered into a thirty-day note payable with Mr. Davis for $150,000 and Mr. Hanson for $75,000. Under the note agreements, in lieu of interest, the Company agreed to issue five-year cashless warrants to purchase 11,111 and 5,556 shares of common stock at $7.41 per share to Messrs. Davis and Hanson, respectively. Additionally, for each 30 days the principal amount is outstanding, the Company issued to Messrs. Davis and Hanson an additional 11,111 and 5,556 warrants, respectively, with the same terms as described above. On March 29, 2016, both notes were amended to change the due dates of the principal amounts owed to January 11, 2017 and January 31, 2017, under Messrs. Hanson’s and Davis’ notes, respectively. Messrs. Davis and Hanson will continue to earn warrants on a 30-day basis until the principal is repaid. As of December 31, 2016, Messrs. Davis and Hanson have received a total of 133,336 and 61,116 warrants, respectively.

On May 9, 2016, the Company entered into a promissory note agreement for approximately $227,000 with Mr. Davis. The note accrues interest at the per annum rate of 10%. As an additional inducement to Mr. Davis to advance amounts under the note, the Company agreed to issue to Mr. Davis a warrant to acquire 15,110 shares of the Company’s common stock at an exercise price of $7.41 per share as an inducement to enter into a promissory note agreement.

On May 9 and 10, 2016, the Company entered into two demand promissory notes in the principal amount of $250,000 each with Mr. Davis. Each promissory note accrues interest at the per annum rate of 10% and is payable upon the written demand of Mr. Davis. As an additional inducement to Mr. Davis to advance the amounts under each promissory note, the Company issued to Mr. Davis, under each promissory note, a warrant to acquire 3,333 shares of the Company’s common stock for each week the applicable note is outstanding. The warrants under the May 9th promissory note have an exercise price of $6.08 per share and the warrants under the May 10th promissory note have an exercise price of $5.63 per share. If a promissory note is outstanding for more than 30 days, the amount of warrants is increased to from 3,333 to 4,445 shares per week. On May 24, 2016, the Company amended each warrant to increase the exercise price of the warrant to $7.41 per share. The Company repaid these notes in June 2016.

On May 25, 2016, the Company borrowed $200,000 from Mr. Davis and issued to Mr. Davis a demand promissory note in the principal amount of $200,000. The note did not bear interest and was payable on demand of Mr. Davis. The Company repaid this note in full on June 6, 2016.

F-27

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On July 13, 2016, the Company issued to Mr. Davis a convertible promissory note in the principal amount of $360,000 and a warrant to purchase up to 13,333 shares of the Company’s common stock, subject to adjustments, in exchange for an aggregate purchase price of $300,000. On July 14, 2016, the Company issued to Mr. Hanson a convertible promissory note in the principal amount of $240,000 and a warrant to purchase up to 8,889 shares of the Company’s common stock, subject to adjustments, in exchange for an aggregate purchase price of $200,000. The warrants have an exercise price of $9.00 per share, subject to adjustments, and are exercisable for a five year period. The notes do not bear any interest, other than during an event of default (in which case default interest at a rate of 24% per annum is applicable). The notes are due and payable six months after the respective issuance dates. In addition to the Company providing three days advance written notice prior to repayment, under the terms of the note upon repayment of the note (including on the maturity date) the Company is obligated to pay a 20% premium on the principal amount and any accrued default interest then due on the note, which in the aggregate is equal to 120% of the principal amount and any accrued default interest then due on the note. For accounting purposes, the Company accounts for the debt and warrants using an allocation process. As a result, the reported amount of the debt has been reduced and will be accreted to face value through each of the maturity dates.

On August 12, 2016, the Company entered into a securities purchase agreement with Messrs. Hanson and Davis, pursuant to which the Company issued to each of Messrs. Hanson and Davis a convertible note, due August 2017, in a principal amount of $263,158 and a warrant to purchase shares of the Company’s common stock in exchange for a purchase price of $250,000 paid in cash by each such director. The notes are unsecured, do not bear any interest and are payable in full on August 12, 2017. Each of Messrs. Hanson and Davis may elect to convert the principal amount of the note issued to him into shares of the Company’s common stock at any time before August 12, 2017 at a conversion price per share equal to the lower of $8.33 and 80% of the per share sale price of the Company’s common stock in the Company’s next underwritten public offering. The Company has the right to require each of Messrs. Hanson and Davis to convert the notes into shares of the Company’s common stock at that conversion price if the Company’s common stock is listed on the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market. For accounting purposes, the Company accounts for the debt, warrants and conversion features using an allocation process. As a result, the reported amount of the debt has been reduced and will be accreted to face value through each of the maturity dates.

On August 1, 2016, Mr. Davis entered into a financial lease agreement to fund the purchase of certain licenses for the exclusive use and benefit of the Company, in an aggregate amount of approximately $239,000, together with accrued interest thereon. On August 22, 2016, the Company entered into an unsecured promissory note with Mr. Davis, pursuant to which the Company is obligated to pay to Mr. Davis the sum of approximately $239,000, together with all accrued interest thereon, in six monthly installments. The Company is required to make the payments under the note directly to the lessor in satisfaction of the Company’s obligations to Mr. Davis under the note and Mr. Davis’ obligations to the lessor. As consideration for entering into a financial lease to fund the purchase of certain licenses for the exclusive use and benefit of the, the Company issued to Mr. Davis a warrant to purchase 16,000 shares of the Company’s common stock at an exercise price of $10.13 per share. The warrants are exercisable for a five-year period.

On November 16, 2016, the Company entered into an unsecured promissory note with Mr. Davis, pursuant to which the Company is obligated to pay to Mr. Davis the sum of $250,000, together with all accrued interest thereon, in six monthly installments of $42,101 each, which includes interest and equates to an imputed interest rate of 5% per annum. As an additional inducement to Mr. Davis to advance amounts under the note, on November 16, 2016, the Company also issued to Mr. Davis a warrant to purchase 30,365 shares of the Company’s common stock, subject to adjustments. The warrants issued to Mr. Davis have an exercise price of $7.41 per share, subject to adjustments, and are exercisable for a five-year period.

In December 2016, the Company entered into securities purchase agreements with Messrs. Davis and Hanson pursuant to which the Company agreed to issue to Messrs. Davis and Hanson convertible notes, due December 2017, in an aggregate principal amount of $378,947 and warrants to purchase 40,967 shares of common stock, subject to adjustments, in exchange for an aggregate purchase price of $360,000, payable in cash. The notes do not bear any interest and are payable in full in December 2017. Messrs. Davis and Hanson may elect to convert the principal amount of the notes into shares of common stock at any time before the maturity date at a conversion price per share equal to the lower of $10.50 and 80% of the per share price of common stock in the Company’s next underwritten public offering. The Company will have the right to require Messrs. Davis and Hanson to convert the notes into shares of common stock at that conversion price if the Company’s common stock is listed on the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market. The warrants will have an exercise price per share equal to the lower of $8.33 and 80% of the per share price of the Company’s common stock in the Company’s next underwritten public offering, subject to adjustments, and are exercisable for a five-year period.

F-28

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 22, 2016, the Company issued a Convertible Term Promissory Note to Mr. Davis in the amount of $50,000, payable in cash (the “Davis Note”). The Davis Note is unsecured, bears interest at a rate of 8% per annum and is payable in full on March 22, 2017, which may, under certain circumstances, be extended to May 31, 2017. The Company may not prepay the note without the consent of Mr. Davis. Mr. Davis will have the right, at his sole option and discretion, to convert the principal and interest under the Davis Note into shares of the Company’s common stock at a conversion price of (i) $10.50 per share or (ii) following an Uplist Transaction at a rate equal to the lower of $10.50 per share and 80% of the Company’s per share price in the Uplist Transaction. As consideration for entering into the Davis Note, the Company also issued to Mr. Davis a warrant to purchase 1,502 shares of common stock, exercisable for a five-year period from the date of issuance, at the lower of $8.33 per share and 80% of the Company’s per share price in the Company’s next underwritten public offering.

On December 22, 2016, the Company issued a Convertible Term Promissory Note to Mr. Hanson in the amount of $85,000, payable in cash (the “Hanson Note”). The Hanson Note is unsecured, bears interest at a rate of 8% per annum and is payable in full on March 22, 2017, which may, under certain circumstances, be extended to May 31, 2017. The Company may not prepay the note without the consent of Mr. Hanson. Mr. Hanson will have the right, at his sole option and discretion, to convert the principal and interest under the Hanson Note into shares of the Company’s common stock at a conversion price of (i) $10.50 per share or (ii) following an Uplist Transaction at a rate equal to the lower of $10.50 per share and 80% of the Company’s per share price in the Uplist Transaction. As consideration for entering into the Hanson Note, the Company also issued to Mr. Hanson a warrant to purchase 2,553 shares of common stock, exercisable for a five-year period from the date of issuance, at the lower of $8.33 per share and 80% of the Company’s per share price in the Company’s next underwritten public offering.

On December 29, 2016, the Company entered into a Demand Promissory Note agreement for $250,000 with Davis & Associates, Inc., a company owned by Mr. Davis (“Davis & Associates”). The Demand Promissory Note accrues interest at a rate of 4% per annum. All principal and accrued but unpaid interest on the Demand Promissory Note will become payable upon the written demand of Davis & Associates. The Company repaid this Demand Promissory Note as of the same date, December 29, 2016.

Subsequent to December 31, 2016, the Company entered into several transactions with Messrs. Davis and Hanson including promissory notes which consolidated certain of the outstanding debt described above. See Note 14 “Subsequent Events.”

13. Concentrations

The Company’s revenues consist of recurring revenue, professional services and implementation fees. For the years ended December 31, 2016 and 2015, recurring revenues represented 66.1% and 73.0% of consolidated revenues, respectively, professional services represented 27.2% and 13.3% of consolidated revenues, respectively, and implementation fees represented 6.7% and 13.7% of consolidated revenues, respectively.

The Company continues to rely on vendors to provide technology and licensing components that are critical to its solutions. In addition, the Company engaged development contractors located in Toronto, Canada beginning in March 2014 to augment its software development efforts. During the year ended December 31, 2015, the Company incurred billings of approximately $837,000, or 12.5% of total billings, to this vendor. Billings incurred to this vendor for the year ended December 31, 2016 were less than 10% of the Company’s total billings.

As of December 31, 2016, the Company had net payables of approximately $317,000 owed to a law firm for legal services rendered in connection with our previous failed offering, representing 14.4% of its accounts payable balance, and approximately $558,000 owed to a technology partner for software licenses, representing 25.3% of its accounts payable balance. As of December 31, 2015, the Company had net payables of approximately $342,000 owed to a law firm for legal services, representing 30.8% of its accounts payable balance.

During the year ended December 31, 2016, one customer represented $1.4 million, or 17.2% of the Company’s consolidated revenues. There was no single customer whose revenue exceeded 10% of the Company’s consolidated revenues for the year ended December 31, 2015. Within accounts receivable is a receivable from the same customer totaling $1.3 million, representing 42.8% of the Company’s total receivables as of December 31, 2016. This receivable is due to the Company in various installments, pursuant to each agreement, beginning in January 2017 and ending in December 2019. As of December 31, 2015, the Company had receivables due from three customers of approximately $121,000, $113,000 and $95,000 representing 17.0%, 15.8% and 13.3%, respectively, of its gross accounts receivable balance.

14. Subsequent Events

The Offering

On January 20, 2017, the Company filed with the SEC a Registration Statement on Form S-1 (File No: 333-215650), pursuant to which the Company intends to raise up to $13.8 million in cash proceeds and list its common stock on the Nasdaq Capital Market (the “Offering”). The Board of Directors approved for submission to a vote of the stockholders of the Company the grant of authority to the Board of Directors to amend the Company’s Certificate of Incorporation to effect a reverse split of the Company’s common stock. At a special meeting of stockholders on February 9, 2017, the stockholders of the Company approved this proposal. On March 6, 2017, the Pricing Committee of the Board of Directors fixed the Reverse Stock Split ratio at 1-for-1.5 (1:1.5), and the Company will file a Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the Reverse Stock Split immediately prior to the pricing of the Offering. As a result of the Reverse Stock Split, the Company’s historical financial statements have been revised to reflect share counts and per share data as if the Reverse Stock Split had been in effect for all periods presented.

F-29

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Agreement with Vista Partners

On January 5, 2017, the Company entered into an addendum to an agreement entered into by and between the Company and Vista Partners, LLC (“Vista”), dated August 1, 2015 pursuant to which Vista will provide the Company with investor relations and financial advisory services (as amended, the “Vista Agreement”). The Vista Agreement shall be effective as of January 1, 2017 and continue for a term of six months. The Vista Agreement may be renewed for an additional six months under the same terms and conditions upon mutual agreement of Vista and the Company. Pursuant to the Vista Agreement, Vista shall be provided the following consideration by the Company:

●	A non-refundable grant by the Company to Vista of $120,000 convertible bridge note and warrants under the same terms as the Company’s October Private Placement; and,

●	A non-refundable expense deposit totaling $12,500, due within 15 days of the signing of the Vista Agreement;

 Pursuant to the Vista Agreement, the Company also issued to Vista a warrant to purchase 12,973 shares of the Company’s common stock. The note will not bear any interest and is payable in full in January 2018. Vista may elect to convert the principal amount of the note into shares of the Company’s common stock at any time before the maturity date at a conversion price per share equal to the lower of $10.50 and 80% of the per share price of the Company’s common stock in the Company’s next underwritten public offering. The Company will have the right to require Vista to convert the note into shares of the Company’s common stock at that conversion price if the Company’s common stock is listed on the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market. The warrant will have an exercise price per share equal to the lower of $8.33 and 80% of the per share price of the Company’s common stock in the Company’s next underwritten public offering, subject to adjustments, and is exercisable for a five-year period. The Company is required to file with the Securities and Exchange Commission a registration statement covering the resale of the shares of the Company’s common stock issuable under the notes and the warrants within 21 days following the consummation of the Company’s next underwritten public offering or 90 days following the date on which the Company’s current financing plan is terminated. If the Company fails to file a registration statement in a timely manner, it will be required to issue to Vista additional warrants to purchase shares of the Company’s common stock.

Private Placements

On January 4, 2017, the Company entered into a securities purchase agreement with David Boehnen. On January 13, 2017, the Company entered into a securities purchase agreement with Brett Nesland and Cross River Partners LP. On January 17, 2017, the Company entered into a securities purchase agreement with Anglian Holdings, Inc., David Boehnen and Vikki Lansing Copley (collectively, the “Investors”) pursuant to which the Company agreed to issue to the Investors convertible notes, due January 2018, in an aggregate principal amount of $3.2 million and warrants to purchase 378,685 shares of the Company’s common stock, subject to adjustments, in exchange for an aggregate purchase price of $3.1 million, payable in cash. Subsequent to the issuance of these warrants, additional warrants to purchase 6,957 shares of the Company’s common stock were issued to certain of the Investors that did not receive 100% warrant coverage pursuant to their original agreements. See paragraph related to True Up Warrants under the heading “Other Events” below.

The notes will not bear any interest and are payable in full in January 2018. The Investors may elect to convert the principal amount of the notes into shares of the Company’s common stock at any time before the maturity date at a conversion price per share equal to the lower of $10.50 and 80% of the per share price of the Company’s common stock in the Company’s next underwritten public offering. The Company will have the right to require the Investors to convert the notes into shares of the Company’s common stock at that conversion price if the Company’s common stock is listed on the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market. The warrants will have an exercise price per share equal to the lower of $8.33 and 80% of the per share price of the Company’s common stock in the Company’s next underwritten public offering, subject to adjustments, and are exercisable for a five-year period. The Company is required to file with the Securities and Exchange Commission a registration statement covering the resale of the shares of the Company’s common stock issuable under the notes and the warrants within 21 days following the consummation of the Company’s next underwritten public offering or 90 days following the date on which the Company’s current financing plan is terminated. If the Company fails to file a registration statement in a timely manner, it will be required to issue to the Investors additional warrants to purchase shares of the Company’s common stock.

Agreements with Messrs. Hanson and Davis

On January 24, 2017, the Company entered into an Amended and Restated Term Promissory Note with Mr. Davis, pursuant to which the Company and Mr. Davis agreed to consolidate the following debt due to Mr. Davis totaling $896,243, including accrued but unpaid interest thereon, into a single note due April 30, 2018: (i) the note dated February 1, 2016, in the principal amount of $150,000, (ii) the note dated July 13, 2016, in the principal amount of $432,000 (including a 20% repayment premium as outlined in the agreement), (iii) the note dated August 12, 2016, in the principal amount of $263,158 and (iv) the note dated December 22, 2016, in the principal amount of $50,000. The consolidated note is unsecured and bears interest at a rate of 7% per annum, with all principal and accrued interest due and payable at the close of business on April 30, 2018.

F-30

CACHET FINANCIAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On January 24, 2017, the Company entered into an Amended and Restated Term Promissory Note with Mr. Hanson, pursuant to which the Company and Mr. Hanson agreed to consolidate the following debt due to Mr. Hanson totaling $1,973,735, including accrued but unpaid interest thereon, into a single note, due April 30, 2018: (i) the note dated July 30, 2014, in the principal amount of $598,000, (ii) the note dated December 22, 2015, in the principal amount of $150,000, (iii) the note dated February 11, 2016, in the principal amount of $75,000, (iv) the note dated July 14, 2016, in the principal amount of $288,888 (including a 20% repayment premium as outlined in the agreement) and (v) that note dated December 22, 2016, in the principal amount of $85,000. In addition, the consolidated note amends the line-of-credit dated May 7, 2014 by reducing the principal debt thereunder by $617,957 and incorporating that amount into the principal amount of the consolidated note. The consolidated note is unsecured and bears interest at a rate of 8% per annum with all principal and accrued interest due and payable at the close of business on April 30, 2018.

On January 25, 2017, the Company entered into an unsecured promissory note with Mr. Davis, pursuant to which the Company is obligated to pay to Mr. Davis the sum of $238,950, together with all accrued interest thereon, in six monthly installments of $40,983 each, which includes interest and equates to an imputed interest rate of 9.9% per annum. As an additional inducement to Mr. Davis to advance amounts under the note, on January 25, 2017, the Company also issued to Mr. Davis a warrant to purchase 28,704 shares of the Company’s common stock, subject to adjustments. The warrants issued to Mr. Davis have an exercise price per share equal to the lower of $8.33 and 80% of the per share price of the Company’s common stock in the Company’s next underwritten public offering, subject to adjustments, and are exercisable for a five-year period.

On February 22, 2017, the Company entered into an agreement with Mr. Hanson in connection with the Line of Credit. Pursuant to the agreement, Mr. Hanson agreed to convert, upon consummation of the Offering, the principal amount of $678,947 of indebtedness outstanding under the Line of Credit into shares of the Company’s common stock at a conversion price-per-share equal to the public offering price-per-share in the Offering. As consideration for this conversion, the Company agreed to issue to Mr. Hanson, upon consummation of the Offering, five-year warrants to purchase 90,526 shares of the Company’s common stock, at an exercise price equal to the public offering price-per-share in the Offering.

Other Events

On January 24, 2017, the Company and the holder of its notes payable, due October 2016, interest between 8.25% and 12%, agreed to a settlement to repay the principal and accrued but unpaid interest due under the note. Pursuant to the settlement, the Company agreed to pay $80,000 cash and issue to the holder of the note 6,667 restricted shares of the Company’s common stock, which terms the Company satisfied on January 25, 2017.

On January 26, 2017, the Company issued to certain investors in its recent private placement offering, which was ongoing from October 21, 2016 to January 17, 2017, additional warrants to purchase shares of the Company’s common stock to those investors that did not receive 100% warrant coverage on their investments. Pursuant to these additional warrant issuances, the Company issued a total of 71,017 warrants to these investors (“True Up Warrants”). These True Up Warrants have an exercise price per share equal to the lower of $8.33 and 80% of the per share price of the Company’s common stock in the Company’s next underwritten public offering, subject to adjustments, and are exercisable for a five-year period.

F-31